SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                           CHAPARRAL RESOURCES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  159420 30 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               SEPTEMBER 21, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No.  159420 30 6                           13G         Page  2 of  5 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                             CAPCO RESOURCES, LTD.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                ALBERTA, CANADA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,040,016*
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,040,016*
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,040,016* (includes 427,113 shares owned by Capco Asset Management, Inc., a wholly-owned subsidiary of the Reporting Person)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     14.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                       CO
--------------------------------------------------------------------------------

CUSIP No.                             13G                    Page 3  of 5  Pages
--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

                           CHAPARRAL RESOURCES, INC.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

                         16945 NORTH CHASE, SUITE 1620
                         HOUSTON, TEXAS  77060
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

                              CAPCO RESOURCES, LTD
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:
                    2922 EAST CHAPMAN AVENUE, SUITE 202
                     ORANGE, CALIFORNIA 92869
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

                                ALBERTA, CANADA
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

                                  COMMON STOCK
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

                                  159420 30 6

--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.
     (d) [_] Investment company registered under Section 8 of the Investment Company Act.
     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

CUSIP No. 159420 30 6                 13G                    Page  4 of  5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:    2,040,016*

     (b)  Percent of class:             14.3%

     (c)  Number of shares as to which such person has:

        (i)   Sole power to vote or to direct the vote     2,040,016* shares,

        (ii)  Shared power to vote or to direct the vote       0  shares    ,

        (iii) Sole power to dispose or to direct the disposition of
                                                           2,040,016* shares,

        (iv)  Shared power to dispose or to direct the disposition of  0 shares

* Includes 427,113 shares owned by Capco Asset Management, Inc., a wholly-owned subsidiary of the Reporting Person
--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

                                 Not applicable
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                 Not applicable
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                 Not applicable
--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

                                 Not applicable
--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

                                 Not applicable
--------------------------------------------------------------------------------
Item 10.  Certifications.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 159420 30 6                 13G                    Page  5 of  5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  November 3, 2000
                                        ----------------------------------------
                                                        (Date)


                                                  /s/ Dennis R. Staal
                                        ----------------------------------------
                                                      (Signature)


                                             Dennis R. Staal, President
                                        ----------------------------------------
                                                      (Name/Title)